ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                          (herein called "we" or "us")

                             Amendatory Endorsement


As used in this endorsement, "Contract" means the Contract or Certificate to which this endorsement is attached.

The following changes are made to your Contract.

The second sentence in the Standard Fixed Account provision is deleted and replaced with the following:

We will offer one, five, and seven year guarantee periods.



Except as amended in this endorsement, the Contract remains unchanged.

-------------------------------------------------------------------------------
[GRAPHIC OMITTED][GRAPHIC OMITTED]
-------------------------------------------------------------------------------






         Secretary                    Chairman and Chief Executive Officer